FOR IMMEDIATE RELEASE

Media Contact:
Christine Needles
Global Corporate Communications
Christine.Needles@interface.com
+1 404-491-4660

Investor Contact:
Bruce Hausmann
Chief Financial Officer
Bruce.Hausmann@interface.com
+1 770-437-6802

Interface Reports Third Quarter 2017 Results

-- Earnings Per Share of $0.32 --
-- GAAP Net Sales Up 3.7%; Organic Sales Up 3.9% --
-- An Additional $25 Million of Share Repurchases in the Quarter --

ATLANTA – October 25, 2017 – Interface, Inc. (Nasdaq: TILE), a worldwide modular flooring company and global leader in sustainability, today announced results for the third quarter ended October 1, 2017.

"We delivered another solid quarter consistent with our expectations and in line with full year commitments. Organic order growth increased 6.5% versus last year driven equally by our core carpet tile and our new LVT product lines," said Jay Gould, CEO of Interface. "Despite input cost inflation, our gross margin was solid because of strong productivity initiatives. And, our operating margin increased to 12% as we held SG&A to 26.3% of sales. Our value creation strategy is yielding the expected results."

Third quarter highlights include:

•
On a GAAP basis, net sales grew 3.7% year over year. Organic sales, which adjusts for the impact of foreign currency fluctuations and exiting the FLOR specialty retail stores, grew 3.9% year over year. Organic order growth was 6.5% year over year.

•	Gross margin remained in line with expectations at 38.3%.
•	SG&A of $67.6 million, or 26.3% of net sales, was on pace with the Company's full year target.
•	Operating income margin of 12.0% was an increase of 160 basis points over the third quarter last year.
•	The Company completed an additional $25 million of stock repurchases in the third quarter, executing on the previously announced $100 million share repurchase program.

With the fundamentals in place, Interface affirms its full year plan targeting 3-4% top line growth, 38.0-38.5% gross margin, and $260-265 million in SG&A expenses for 2017.

Third Quarter 2017 Financial Summary & Highlights

Sales: On a GAAP basis, third quarter net sales were $257.4 million, up 3.7% over the prior year period on broad-based growth, with all regions showing improvement during the quarter.

Organic order growth, which adjusts for the impact of foreign currency fluctuations and exiting the FLOR specialty retail stores, was up 6.5% year over year. Both the core carpet tile business and the new LVT modular resilient flooring business contributed relatively evenly to organic order growth.

Operating Income: Third quarter operating income was $30.9 million, or 12.0% of sales, compared with operating income of $25.7 million, or 10.4% of sales, in the prior year period.

Gross margin was 38.3% for the third quarter, an increase of 90 basis points over the prior year period. This increase is a result of productivity enhancements delivering margin expansion greater than the negative margin impact of exiting the FLOR specialty retail stores.

The Company continues to effectively manage expenses with third quarter SG&A of $67.6 million, or 26.3% of sales, compared to $67.2 million, or 27.0% of sales, in the third quarter of 2016. This improvement as a percent of sales is due to enhanced spending discipline, as well as repurposing SG&A from the exited FLOR specialty retail stores to the core carpet tile business and recently launched LVT business.

Net Income: Net income during the third quarter of 2017 was $19.4 million, or $0.32 per diluted share, an increase over the prior year period net income of $15.9 million, or $0.25 per diluted share.

Year to Date 2017 Financial Results

Sales:  On a GAAP basis, for the first nine months of 2017, net sales were $730.2 million, up 1.5% compared with $719.1 million during the same period last year. Organic sales, which adjusts for the impact of foreign currency fluctuations and exiting the FLOR specialty retail stores, grew 3.0% over the same period.

Operating Income:  On a GAAP basis, the Company reported year to date 2017 operating income of $79.3 million, or 10.9% of sales, which included previously announced restructuring and asset impairment charges. Excluding these charges, year to date 2017 operating income was $86.6 million, or 11.9% of sales, versus $78.6 million, or 10.9% of sales in the same period of 2016.

Net Income:  On a GAAP basis, the Company reported net income of $48.9 million, or $0.78 per share, for the first nine months of 2017, which included previously announced restructuring and asset impairment charges. Excluding these charges, the Company reported net income of $53.6 million, or $0.86 per share, for the first nine months of 2017 versus $49.5 million, or $0.76 per share, for the first nine months of 2016.

Webcast and Conference Call Information

The Company will host a conference call tomorrow morning, October 26, 2017, at 9:00 a.m. Eastern Time, to discuss its third quarter 2017 results. The conference call will be simultaneously broadcast live over the Internet.

Listeners may access the conference call live over the Internet at the following address: https://edge.media-server.com/m6/p/grv67m89 or through the Company's website at:
http://www.interfaceglobal.com/Investor-Relations.aspx. The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

About Interface
Interface, Inc. is the world's largest manufacturer of modular carpet, and recently expanded into modular resilient flooring with a new luxury vinyl tile line. Our hard and soft tiles are designed to work together in an integrated flooring system. We are committed to sustainability and minimizing our impact on the environment while enhancing shareholder value. Our mission, Climate Take Back™, focuses on driving positive impacts in the world to create a climate fit for life. For additional information: interface.com and blog.interface.com. Follow Interface on Twitter, YouTube, Facebook, Pinterest, LinkedIn, Instagram, and Vimeo.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward‑looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading "Risk Factors" included in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2017, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings "Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings," "We compete with a large number of manufacturers in the highly competitive floorcovering products market, and some of these competitors have greater financial resources than we do," "Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely," "Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations," "Concerns regarding the European sovereign debt crisis and market perceptions about the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, the potential dissolution of the euro entirely, or the U.K. exiting the European Union, could adversely affect our business, results of operations or financial condition," "Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers," "Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us," "We have a significant amount of indebtedness, which could have important negative consequences to us," "The market price of our common stock has been volatile and the value of your investment may decline," "Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets," "Our business operations could suffer significant losses from natural disasters, catastrophes, fire or other unexpected events," and "Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock." Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

Consolidated Condensed Statements of Operations	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	10/1/17	10/2/16	10/1/17	10/2/16

Net Sales	$257,431	$248,349	$730,233	$719,110
Cost of Sales	158,887	155,431	445,990	440,434
Gross Profit	98,544	92,918	284,243	278,676
Selling, General & Administrative Expenses	67,633	67,175	197,660	200,108
Restructuring and Asset Impairment Charges	--	--	7,299	--
Operating Income	30,911	25,743	79,284	78,568
Interest Expense	1,851	1,654	5,150	4,763
Other Expense (Income), Net	651	739	1,816	1,072
Income Before Taxes	28,409	23,350	72,318	72,733
Income Tax Expense	8,970	7,446	23,394	23,278
Net Income	$19,439	$15,904	$48,924	$49,455

Earnings Per Share – Basic	$0.32	$0.25	$0.78	$0.76

Earnings Per Share – Diluted	$0.32	$0.25	$0.78	$0.76

Common Shares Outstanding – Basic	61,018	64,805	62,630	65,285
Common Shares Outstanding – Diluted	61,060	64,842	62,672	65,322

Organic Orders	$255,200	$239,500	$749,200	$710,300

Consolidated Condensed Balance Sheets
(In thousands)	10/1/17	1/1/17
Assets
Cash	$78,108	$165,672
Accounts Receivable	133,869	126,004
Inventory	186,126	156,083
Other Current Assets	24,358	23,123
Total Current Assets	422,461	470,882
Property, Plant & Equipment	212,332	204,508
Other Assets	167,606	160,049
Total Assets	$802,399	$835,439

Liabilities
Accounts Payable	$52,313	$45,380
Accrued Liabilities	101,346	98,703
Current Portion of Long-Term Debt	15,000	15,000
Total Current Liabilities	168,659	159,083
Long-Term Debt	219,506	255,347
Other Long-Term Liabilities	82,042	80,280
Total Liabilities	470,207	494,710
Shareholders' Equity	332,192	340,729
Total Liabilities and Shareholders' Equity	$802,399	$835,439

Consolidated Condensed Statements of Cash Flows	Three Months Ended		Nine Months Ended
(In thousands)	10/1/17	10/2/16	10/1/17	10/2/16
Net Income	$19,439	$15,904	$48,924	$49,455
Depreciation and Amortization	7,781	7,514	22,203	22,474
Stock Compensation Amortization	2,658	1,041	4,479	3,390
Deferred Income Taxes and Other Non-Cash Items	3,056	559	5,926	5,049
Change in Working Capital
Accounts Receivable	4,891	(219)	(1,397)	1,449
Inventories	(1,290)	5,715	(22,377)	(454)
Prepaids and Other Current Assets	14	(434)	(653)	(1,008)
Accounts Payable and Accrued Expenses	9,415	14,269	10,804	(1,462)
Cash Provided from Operating Activities	45,964	44,349	67,909	78,893
Cash Used in Investing Activities	(8,184)	(8,555)	(23,230)	(19,722)
Cash Used in Financing Activities	(28,289)	(11,252)	(137,612)	(22,704)
Effect of Exchange Rate Changes on Cash	1,833	873	5,369	1,616
Net Increase (Decrease) in Cash	$11,324	$25,415	$(87,564)	$38,083

Reconciliation of Non-GAAP Performance Measures to
GAAP Performance Measures
(In millions, except per share amounts)

Three Months Ended 10/1/17
Net Sales with Foreign Currency Held Neutral (organic sales)	$253.4
Impact of Changes in Foreign Currency	4.0
Specialty Retail Sales	0.0
Net Sales, As Reported	$257.4

Nine Months Ended 10/1/17
Net Sales Excluding Specialty Retail and with Foreign Currency Held Neutral (organic sales)	$726.5
Impact of Changes in Foreign Currency	(1.0)
Specialty Retail Sales	4.7
Net Sales, As Reported	$730.2

Three Months Ended 10/2/16
Net Sales Excluding Specialty Retail (organic sales)	$244.0
Specialty Retail Sales	4.3
Net Sales, As Reported	$248.3

Nine Months Ended 10/2/16
Net Sales Excluding Specialty Retail (organic sales)	$705.3
Specialty Retail Sales	13.8
Net Sales, As Reported	$719.1

Nine Months Ended 10/1/17
Operating Income, Excluding Restructuring and Asset Impairment Charges	$86.6
Restructuring and Asset Impairment Charges	(7.3)
Operating Income, As Reported	$79.3

Nine Months Ended 10/1/17
Net Income, Excluding Restructuring and Asset Impairment Charges	$53.6
Restructuring and Asset Impairment Charges (net of tax of $2.6 million)	(4.7)
Net Income, As Reported	$48.9

Nine Months Ended 10/1/17
Diluted Earnings Per Share, Excluding Restructuring and Asset Impairment Charges	$0.86
Restructuring and Asset Impairment Charges (net of tax)	(0.07)
Diluted Earnings Per Share, As Reported	$0.78

The impacts of changes in foreign currency presented in the tables are calculated based on applying the prior year period's average foreign currency exchange rates to the current year period.

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period.  However, these non‑GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.  Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.

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